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                                                                    EXHIBIT 1.01

                                 TERMS AGREEMENT

                                             January 26, 2004

Citigroup Global Markets Holdings Inc.
388 Greenwich Street
New York, New York 10013

Attention: Treasurer

Dear Sirs:

         We understand that Citigroup Global Markets Holdings Inc., a New York corporation (the "Company"), proposes to issue and sell $52,500,000 aggregate principal amount of its 7% Select EQUity Indexed NoteS(SM) based upon the common stock of Applied Materials, Inc. due January 30, 2006 (the "SEQUINS"). Subject to the terms and conditions set forth herein or incorporated by reference herein, Citigroup Global Markets Inc. (the "Underwriter") offers to purchase 5,250,000 SEQUINS in the principal amount of $10 at 97% of the principal amount. The Closing Date shall be January 29, 2004 at 9:00 a.m. at the offices of Cleary, Gottlieb, Steen & Hamilton, One Liberty Plaza, New York, New York 10006.

         The SEQUINS shall have the following terms:

Title: 7% Select EQUity Indexed NoteS(SM) based upon the common stock of Applied Materials, Inc. due January 30, 2006

Maturity:                  January 30, 2006

Maturity Payment:          Holders of the SEQUINS will be entitled to receive at
                           maturity the Maturity Payment (as defined in the Prospectus Supplement dated January 26, 2004 relating to the SEQUINS)

Interest Rate:             7% per annum

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Interest Payment Dates:    April 30, 2004, July 30, 2004, October 30, 2004,
                           January 30, 2005, April 30, 2005, July 30, 2005,
                           October 30, 2005 and January 30, 2006.

Regular Record Dates:      April 23, 2004, July 23, 2004, October 25, 2004,
                           January 24, 2005, April 25, 2005, July 25, 2005,
                           October 24, 2005 and January 23, 2006.

Initial Price To Public:   100% of the principal amount thereof, plus accrued
                           interest from January 29, 2004 to date of payment and delivery

Call Option:               Beginning January 31, 2005, the Company may call the
                           SEQUINS in whole, and not in part, for cash in an amount that, together with all other payments made on the SEQUINS from the date of issuance to and including the call date, will provide a yield to call of 12% per annum (compounded annually)

Trustee:                   The Bank of New York

Indenture:                 Indenture, dated as of October 27, 1993, as amended
                           from time to time

         All the provisions contained in the document entitled "Salomon Smith Barney Holdings Inc. -- Debt Securities -- Underwriting Agreement Basic Provisions" and dated December 1, 1997 (the "Basic Provisions"), a copy of which you have previously received, are, except as indicated below, herein incorporated by reference in their entirety and shall be deemed to be a part of this Terms Agreement to the same extent as if the Basic Provisions had been set forth in full herein. Terms defined in the Basic Provisions are used herein as therein defined.

         Basic Provisions varied with respect to this Terms Agreement:

(A) All references to "Salomon Smith Barney Holdings Inc." in the Basic Provisions shall refer to the Company.

(B) Notwithstanding the provisions set forth in Section 3 of the Basic Provisions, the Company and the Underwriter hereby agree that the Securities will be in the

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         form of Book-Entry Notes and shall be delivered on January 29, 2004 against payment of the purchase price to the Company by wire transfer in immediately available funds to such accounts with such financial institutions as the Company may direct.

(C) Paragraph 4(j) of the Basic Provisions shall be amended and restated as follows: "The Company will not, without the consent of Citigroup Global Markets Inc., offer, sell, contract to offer or sell or otherwise dispose of any securities, including any backup undertaking for such securities, of the Company, in each case that are substantially similar to the Securities or any security convertible into or exchangeable for the SEQUINS or such substantially similar securities, during the period beginning the date of the Terms Agreement and ending the Closing Date."

(D) Paragraph 5(g) of the Basic Provisions shall be amended and restated as follows: "You shall have received on the Closing Date letters from PricewaterhouseCoopers LLP and KPMG LLP covering the matters set forth in Exhibit II hereto, with respect to the Registration Statement and the Prospectus at the time of the Terms Agreement."

         The Underwriter hereby agrees in connection with the underwriting of the Securities to comply with the requirements set forth in any applicable sections of Section 2720 to the By-Laws of the National Association of Securities Dealers, Inc.

         Richard Ketchum, Esq., is counsel to the Company. Cleary, Gottlieb, Steen & Hamilton is counsel to the Underwriter. Cleary, Gottlieb, Steen & Hamilton is special tax counsel to the Company.

         Please accept this offer no later than 9:00 p.m. on January 26, 2004, by signing a copy of this Terms Agreement in the space set forth below and returning the signed copy to us, or by sending us a written acceptance in the following form:

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         "We hereby accept your offer, set forth in the Terms Agreement, dated
January 26, 2004, to purchase the SEQUINS on the terms set forth therein."

                                              Very truly yours,

                                              CITIGROUP GLOBAL MARKETS INC.

                                              By:    /s/ Joseph P. Elmlinger
                                                 -------------------------------
                                                  Name:  Joseph P. Elmlinger
                                                  Title: Managing Director

ACCEPTED:

CITIGROUP GLOBAL MARKETS HOLDINGS INC.

By:     /s/ Mark I. Kleinman
   -------------------------------------------
 Name:  Mark I. Kleinman
 Title: Executive Vice President and Treasurer

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